Exhibit No. 11

                                 ROOM PLUS, INC.
                 Computation of Earnings (Loss) per Common Share
                  (See Note 1 of Notes to Financial Statements)


                                                                     Nine Months Ended September 30
                                                                     1998                    1997
                                                                 -----------              -----------
Basic and Diluted
   Net (loss) applicable to common stock                         $  (321,675)             $(1,231,489)
                                                                 ===========              ===========

Shares
   Weighted average number of common shares outstanding            4,385,000                4,385,000

Basic and diluted earnings (loss) per common share               $      (.07)             $     (0.28)
                                                                 ===========              ===========

Assumed exercise of options and warrants which could have been purchased with the proceeds from the exercise of such options and warrants would have an anti-dilutive effect on earnings per share.